Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 7, 2013, with respect to the combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) included in Par Petroleum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2013, and incorporated by reference in the Registration Statement (Form S-3) of Par Pacific Holdings, Inc. (formerly known as Par Petroleum Corporation) for the registration of its transferable subscription rights and shares of common stock.

/s/Ernst & Young LLP

San Antonio, Texas

June 17, 2016